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                          EXECUTIVE SEVERANCE AGREEMENT

     This Executive Severance Agreement ("Agreement") is made and entered into as of July 16, 2001, by and between BOSS HOLDINGS, INC., a Delaware corporation ("Parent"), and J. BRUCE LANCASTER ("Officer"). As used in this Agreement, the term "Company" shall be deemed to include Parent and its direct or indirect wholly-owned subsidiaries.

                                    RECITALS

A. Officer currently serves as an executive officer of Parent and/or certain of Parent's direct or indirect wholly-owned subsidiaries.

B. Parent acknowledges that Officer is a significant employee of the Company, possessing skills and knowledge instrumental to the successful conduct of the Company's business. Parent is willing to enter into a severance arrangement with Officer in order to better ensure itself of the continued management services of Officer and, in part, to induce Officer to continue to provide those services and subject himself to certain restrictions.

C. Officer is willing to agree to the restrictions contained in this Agreement to induce Parent to pay certain benefits upon the termination of Officer's employment under certain circumstances.

                                    AGREEMENT

     In consideration of the foregoing and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties by their execution hereof, the parties agree as follows:

1. POSITION AND DUTIES. Officer shall serve Parent as Executive Vice President and Chief Financial Officer, and in so doing shall report to Parent's Chief Executive Officer ("CEO") and Board of Directors ("Board"). Officer shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such position, and shall have such other or different powers and duties (including holding officer positions with one or more subsidiaries of Parent), as may from time to time be prescribed by the Board or CEO.

2. DEVOTION OF EFFORTS. So long as Officer is serving the Company in the capacities described in Section 1, he shall devote his full time, skill and attention and his best efforts during normal business hours to the business and affairs of the Company, except for usual, ordinary and customary periods of vacation and absence due to illness or other disability as are provided for by Company policy or such periods of leave as are approved by the CEO or the Board. The provisions of this Section shall not be construed to prevent Officer from making investments in other businesses or enterprises, so long as such investments do not violate any conflict of interest policies of the Company or require the provision of services by Officer to such businesses or enterprises.

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3.   COMPENSATION.

     (a) BASE SALARY. As compensation for Officer's services, the Company shall pay Officer an annualized base salary of a specified amount per annum (the "Base Salary"). The Base Salary shall be payable in substantially equal semi-monthly installments. The CEO or Compensation Committee of the Board (the "Compensation Committee") may review the Base Salary periodically and may grant such increases, or effect such reductions, in the Base Salary as the CEO or Compensation Committee considers appropriate in accordance with its discretion or such compensation guidelines and policies as the Compensation Committee may establish from time to time. The Base Salary applicable from time to time for any period of Officer's employment with the Company, commencing on the effective date of this Agreement, shall be identified on Schedule A attached hereto, which shall be amended periodically to reflect any increases or reductions effected by the CEO or Compensation Committee.

     (b) BONUSES. Officer shall be entitled to receive (in addition to the Base Salary) such annual or other periodic bonus as the CEO or Compensation Committee may award in accordance with such compensation guidelines and policies as the Compensation Committee may establish from time to time.

     (c) OTHER BENEFITS. Officer shall be entitled to participate in, or receive benefits under, any employee benefit plan or other arrangement made available now or in the future by the Company to the officers of Parent (a "Benefit Plan"), subject to the terms, conditions and overall administration of such Benefit Plan. Officer's participation in, or receipt of benefits under, any Benefit Plan shall be in addition to (and not in lieu of) the Base Salary.

     (d) VACATIONS AND HOLIDAYS. Officer shall be entitled to the number of paid vacation days in each calendar year determined by Parent from time to time for its officers and shall be entitled to all paid holidays given by the Company to its employees in general.

4.   RELOCATIONS.

     (a) NEW LOCATIONS. Officer shall be required to perform his duties and responsibilities at Parent's offices located in Kewanee, Illinois. If the Company requires Officer to perform his duties and responsibilities at any location that is more than 50 miles from the nearest border of Kewanee, Illinois (a "New Location"), the Company shall pay to Officer, or shall reimburse Officer for (upon submission of reasonably detailed evidence thereof) his reasonably incurred Relocation Expenses (defined below) in connection with such relocation.

     (b) RELOCATION EXPENSES. For purposes of this Agreement, the term "Relocation Expenses" may include (i) costs of selling an existing residence including realtors, appraisals, seller closing expenses, seller title insurance (if required) and attorneys fees, (ii) direct moving expenses including packing, transportation of household goods, storage, temporary living expenses and family transportation expenses incurred in seeking a new home such as airfare, hotel and meals (if applicable), and (iii) costs of purchasing a new residence including loan fees, attorneys fees, buyer title insurance (if applicable) and buyer closing expenses.

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5.   TERMINATION OF EMPLOYMENT.

     (a) RIGHT TO TERMINATE. Officer's employment with the Company (including his officer position with Parent) shall be terminated upon his death, Disability (as defined in subsection (f)(2) of this Section) or Normal Retirement (as defined in subsection (f)(5) of this Section). In addition, Officer's employment with the Company (including his officer position with Parent) may be terminated at any time and for any reason as a result of a dismissal or other action by the Company or as a result of a voluntary action by Officer. Any such termination of employment is referred to herein as a "Termination of Employment."

     (b)  NOTICE OF TERMINATION.

          (1) Any Termination of Employment that is the result of Officer's Disability shall be communicated by the Company to Officer in a written notice.

          (2) Any Termination of Employment that is the result of Officer's Normal Retirement shall be communicated by Officer to Parent by a written notice. The notice shall state that Officer is retiring and shall specify the date of such Termination of Employment, which shall be not less than 30 days following the date such notice is received by Parent.

          (3) Any Termination of Employment that is the result of a dismissal or other action by the Company (but is not the result of Officer's Disability) shall be communicated by the Company to Officer by a written notice. The notice shall state whether or not the Termination of Employment constitutes a Termination for Cause (as defined in subsection (f)(6) of this Section) and, if so, shall set forth in reasonable detail facts and circumstances constituting the basis for such Termination for Cause.

          (4) Any Termination of Employment that is the result of a voluntary action by Officer (but is not the result of Officer's Normal Retirement) shall be communicated by Officer to Parent by written notice thereof.

     (c) DATE OF TERMINATION OF EMPLOYMENT. For purposes of this Agreement, the date of a Termination of Employment shall be, (1) if the Termination of Employment is the result of Officer's death, the date of death, (2) if the Termination of Employment is the result of Officer's Disability, the date on which the notice described in subsection (b)(1) of this Section is received by Officer, (3) if the Termination of Employment is the result of Officer's Normal Retirement, the date specified in the notice described in subsection (b)(2) of this Section, (4) if the Termination of Employment is the result of a dismissal or other action by the Company (but is not the result of Officer's Disability), the date on which the notice under subsection (b)(3) of this Section is received by the Officer, and (5) if the Termination of Employment is the result of a voluntary action by Officer (but is not the result of Officer's Normal Retirement), the date of delivery of the notice described in subsection (b)(4) of this Section.

     (d) PAYMENTS DUE UPON TERMINATION OF EMPLOYMENT. The provisions of subsections (d)(1), (d)(2) and (d)(3) of this Section shall apply only to Terminations of Employment occurring prior to or more than one year after a Change in Control (as defined in

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subsection (f)(1) of this Section); and the provisions of subsection (e) of this
Section shall apply only to Terminations of Employment occurring at the time of or at any time within one year following a Change in Control.

          (1) DEATH, DISABILITY OR NORMAL RETIREMENT. If the Termination of Employment is the result of Officer's death, Disability or Normal Retirement, the Company shall pay the following amounts to Officer (or his estate or personal representative):

               (A) The Base Salary (at the rate in effect on the date of such Termination of Employment, as identified on Schedule A) through and including the date of such Termination of Employment, to the extent not already paid, which amount shall be paid in cash on the first normal semi-monthly Base Salary payment date immediately succeeding the date of such Termination of Employment; and

               (B) Any amounts arising from Officer's participation in, or benefits under, any Benefit Plan through and including the date of Termination of Employment, which amounts shall be payable in accordance with the terms and conditions of such Benefit Plan.

          (2) CERTAIN TERMINATIONS NOT FOR CAUSE. If the Termination of Employment is the result of (i) a dismissal or other action by the Company (but is not the result of Officer's Disability) and does not constitute a Termination for Cause, or (ii) a voluntary action by Officer within 60 days after the occurrence of a Salary Reduction, the Company shall pay the following amounts and provide the following benefits to Officer:

               (A) The Base Salary (at the rate in effect on the date of Termination of Employment, as identified on Schedule A) through and including the date of Termination of Employment, which amount shall be paid on the date of such Termination of Employment;

               (B) Any amount arising from Officer's participation in, or benefits under, any Benefit Plan through and including the date of Termination of Employment, which amounts shall be payable in accordance with the terms and conditions of such Benefit Plan;

               (C) An amount equal to twelve months Base Salary at the higher of (i) the rate in effect on the date of such Termination of Employment as identified on Schedule A, and (ii) the rate in effect prior to any Salary Reduction occurring within 60 days preceding such Termination of Employment (if applicable), which amount shall be paid in equal semi-monthly installments during the twelve months following such Termination of Employment;

               (D) For a period of 12 months following the date of Termination of Employment, continuation of all health insurance coverage applicable at the time of such Termination of Employment to Officer and his immediate family under any Benefit Plan; and

               (E) Reimbursement of Officer's reasonably incurred Relocation Expenses (upon submission of reasonably detailed evidence thereof) if during the twelve months following such Termination of Employment the Officer relocates his home residence to a

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location more than fifty miles from Officer's home residence immediately prior to such Termination of Employment, not to exceed $25,000 in the aggregate.

          (3) TERMINATION FOR CAUSE OR CERTAIN VOLUNTARY TERMINATIONS. If the Termination of Employment (i) is the result of a dismissal or other action by the Company (but is not the result of Officer's Disability) and constitutes a Termination for Cause, or (ii) is the result of a voluntary action by Officer (except for Officer's Normal Retirement or following a Salary Reduction as provided in subsection 5(d)(2)(ii) above), the Company shall pay the following amounts to Officer:

               (A) The Base Salary (at the rate in effect on the date of Termination of Employment, as identified on Schedule A) through and including the date of such Termination of Employment, which amount shall be paid in cash on the first normal semi-monthly Base Salary payment date immediately succeeding the date of such Termination of Employment; and

               (B) Any amounts arising from Officer's participation in, or benefits under, any Benefit Plan through and including the date of Termination of Employment, which amounts shall be payable in accordance with the terms and conditions of such Benefit Plan.

          (4) PAYMENT CONTINGENT ON RELEASE. If Officer's Termination of Employment is prior to or more than one year after a Change in Control and Officer is otherwise entitled to the payment provided in subsection (d)(2) of this Section, then such payment shall be subject to and contingent upon Officer's execution of a General Release Agreement in favor of the Company in substantially the form and substance of Schedule B attached hereto.

     (e) ADDITIONAL PROVISIONS APPLICABLE UPON TERMINATION OF EMPLOYMENT CONCURRENT WITH OR FOLLOWING CHANGE IN CONTROL. The following provisions shall apply to any Termination of Employment occurring at the time of, or at any time within one year following, a Change in Control.

          (1) TERMINATION NOT FOR CERTAIN CAUSE. If the Termination of Employment (i) is the result of a dismissal or other action by the Company and does not constitute a Termination for Cause as specified either in subsection 5(f)(6)(B) or subsection 5(f)(6)(C), or (ii) is the result of the death of Officer or any voluntary action by Officer, the Company shall pay the following amounts and provide the following benefits to Officer:

               (A) The Base Salary (at the rate in effect on the date of Termination of Employment, as identified on Schedule A) through and including the date of such Termination of Employment, which amount shall be paid in cash on the first normal semi-monthly Base Salary payment date immediately succeeding the date of such Termination of Employment;

               (B) Any amount arising from Officer's participation in, or benefits under, any Benefit Plan through and including the date of Termination of Employment, which amounts shall be payable in accordance with the terms and conditions of such Benefit Plan;

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               (C)  An amount equal to eighteen months Base Salary (at the highest rate in effect at any time during the period beginning upon the Change in Control through the date of Termination of Employment, as identified on Schedule A), which amount shall be paid in equal semi-monthly installments during the eighteen months following such Termination of Employment;

               (D) For a period of eighteen months following the date of such Termination of Employment, continuation of all health insurance coverage applicable at the time of such Termination of Employment to Officer and his immediate family under any Benefit Plan;

               (E) For a period of eighteen months following the date of such Termination of Employment, continuation of payment of Officer's then current automobile allowance, but not less than $500 per month; and

               (F) Payment of the sum of $100,000 in lieu of reimbursement to Officer of the anticipated amount of Officer's reasonably incurred Relocation Expenses, outplacement services and other costs attendant to termination and/or re-employment of an executive officer, which amount shall be paid in a single installment on the first normal semi-monthly Base Salary payment date immediately succeeding the date of such Termination of Employment.

          (2) TERMINATION FOR CERTAIN CAUSE. If the Termination of Employment is the result of a dismissal or other action by the Company and constitutes a Termination for Cause under either subsection 5(f)(6)(B) or subsection 5(f)(6)(C), the Company shall pay the following amounts to Officer:

               (A) The Base Salary (at the rate in effect on the date of such Termination of Employment, as identified on Schedule A) through and including the date of such Termination of Employment, which amount shall be paid in cash on the first normal semi-monthly Base Salary payment date immediately succeeding the date of such Termination of Employment; and

               (B) Any amounts arising from Officer's participation in, or benefits under, any Benefit Plan through and including the date of Termination of Employment, which amounts shall be payable in accordance with the terms and conditions of such Benefit Plan.

          (3)  EXCISE TAX AND GROSS-UP PAYMENT.

               (A) If any portion of such compensation constitutes a parachute payment (a "Payment" and is subject to the Excise Tax (hereinafter defined), then Company, in addition to providing such compensation, shall pay the Gross-Up Payment (hereinafter defined) to Officer in the manner described below. For purposes of this Agreement, (i) "Excise Tax" means the tax imposed pursuant to section 4999 of the Code and any interest or penalties incurred by the Officer with respect to such Excise Tax, and (ii) "Gross-Up Payment" means, with respect to any compensation provided to the Officer by Company under this Agreement (including payments to the Officer under any employee benefit plan or other arrangement) that is

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subject to the Excise Tax, an amount that, after reduction of the amount of such
Gross-Up Payment for all federal, state, and local tax (including any interest or penalties imposed with respect to such taxes) to which the Gross-Up Payment is subject (including the Excise Tax to which the Gross-Up Payment is subject), is equal to the amount of the Excise Tax to which such compensation is subject. For purposes of determining the amount of any Gross-Up Payment, Officer shall be deemed to pay federal income taxes at the highest marginal rate of taxation and state and local taxes, if applicable, at the highest marginal rate of taxation in the state and locality of residence of the Officer on the Date of Termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes, if any.

               (B) Subject to the provisions of subsection 5(e)(3)(C), all determinations required to be made under this subsection 5(e)(3), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm which performed the audit of the Company for the year preceding the year in which the Change in Control occurred (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Officer within 15 business days of the receipt of notice from the Officer that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Officer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this subsection 5(e)(3), shall be paid by the Company to the Officer within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Officer, it shall furnish the Officer with a written opinion that failure to report the Excise Tax on the Officer's applicable federal income or excise tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Officer.

               (C) The Officer shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given no later than ten business days after the Officer is informed in writing of such claim. The Officer shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Officer in writing prior to the expiration of such period that it desires to contest such claim,
(i) the Officer shall accept legal representation with respect to such claim by an attorney reasonably selected by the Company, (ii) cooperate with the Company in good faith in order to effectively contest such claim, and (iii) permit the Company to participate in any proceedings relating to such claim; provided, however, the Company shall bear and pay directly all costs and expenses (including legal and accounting fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Officer harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest

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to the extent relating to issues impacting whether a Gross-Up Payment is payable hereunder. The Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority in connection with such contest.

               (D) If any such claim referred to in subsection 5(e)(3)(C) is made by the Internal Revenue Service and the Company does not request the Officer to contest the claim within the 30-day period following notice of the claim, the Company shall pay to the Officer the amount of any Gross-Up Payment owed to the Officer, but not previously paid pursuant to subsection 5(e)(3)(B), immediately upon the expiration of such 30-day period. If any such claim is made by the Internal Revenue Service and the Company requests the Officer to contest such claim, the Company shall pay to the Officer the amount of any Gross-Up Payment owed to the Officer, but not previously paid under the provisions of subsection 5(e)(3)(B), within five days of a Final Determination of the liability of the Officer for such Excise Tax. For purposes of this Agreement, a "Final Determination" shall be deemed to occur with respect to a claim when (i) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, i.e., all allowable appeals have been exhausted by either party to the action,
(ii) there is a closing agreement made under Section 7121 of the Code, or (iii) the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired.

          (4) PAYMENT CONTINGENT ON RELEASE. If Officer's Termination of Employment is after a Change in Control and Officer is otherwise entitled to the payments provided in subsection (1) of this Section 5(e), then such payment shall be subject to, and contingent upon, Officer's execution of a General Release Agreement in favor of the Company in substantially the form and substance as the one attached hereto as Schedule B.

          (5) LETTER OF CREDIT. Following a Change in Control, Parent at its sole cost and expense shall post an irrevocable letter of credit from a banking institution reasonably acceptable to Officer in an amount equal to the maximum amount of the aggregate cash payments that would be made to Officer pursuant to the provisions of paragraph (1) of this subsection if the provisions of paragraph (1) of this subsection were to become applicable. Such letter of credit shall contain provisions making the funds available thereunder to Officer by Officer's drafts drawn at sight at any time and from time to time. Such provisions shall permit Officer to present drafts (including drafts for partial draws) drawn at sight by presentation by Officer to the applicable banking institution of a written statement to the effect that the Company is in default on a payment to be made to Officer pursuant to the terms of this Agreement (setting forth the amount of such payment in default) and that Officer is not in default under, and has not breached the terms of, this Agreement. Parent shall continue to keep such letter of credit in place until the expiration of eighteen months following the date of a Termination of Employment occurring within one year after the Change in Control.

     (f) CERTAIN DEFINITIONS. As used in the Section and elsewhere in this Agreement, the following terms have the respective meanings indicated:

          (1) "Change in Control" means the occurrence of any of the following events:

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               (A)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (x) the then outstanding shares of common stock of Parent (the "Outstanding Parent Common Stock"), or (y) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the "Outstanding Parent Voting Securities"); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by any one or more of G. Louis Graziadio, III, Graziadio Family Trust or Ginarra Partners, LLC, or any person, entity or group controlling, controlled by or under common control with one or more of such persons or, (ii) any acquisition by Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any corporation controlled by Parent, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (C) below; or

               (B) Members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; or

               (C) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Parent or an acquisition of assets of another corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Parent or all or substantially all of Parent's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of Parent or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership results solely from ownership of Parent that existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

               (D) Approval by the shareholders of Parent of a complete liquidation or dissolution of Parent.

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     (2)  "Disability" means Officer's physical or mental impairment or incapacity of sufficient severity that, in the opinion of the Board and confirmed by the written statement of a practicing physician, either (A) Officer is unable to perform his normal duties and responsibilities for a continuous period of more than 60 days, or (B) Officer's condition entitles him to disability benefits under any long term disability Benefit Plan applicable to Officer.

     (3) "Salary Reduction" means a reduction in the Base Salary that when combined with the net effect of all prior increases and reductions in the Base Salary results in the Base Salary being less than 80% of the highest Base Salary to which Officer has ever been subject pursuant to this Agreement (as identified on Schedule A).

     (4) "Incumbent Board" means the individuals who, as of the date of this Agreement, constitute the Board and any other individual who becomes a director of Parent after that date and whose election or nomination for election by Parent's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

     (5) "Normal Retirement" means Officer's voluntary termination of employment with the Company after Officer's reaching 60 years of age.

     (6) "Termination for Cause" means a Termination of Employment as a result of a dismissal or other action by the Company following (A) Officer's willful and continued failure to substantially perform his duties and responsibilities as described in Section 1 (other than any such failure resulting from Officer's physical or mental impairment or incapacity) after written demand for substantial performance is delivered by the Board or the CEO specifically identifying the manner in which the Board or the CEO, as the case may be, believes Officer has not substantially performed such duties and responsibilities, (B) Officer's willful misconduct amounting to fraud or dishonesty which is materially injurious to Parent, the Company or its subsidiaries, monetarily or otherwise, or (C) a willful violation by Officer of the provisions of Section 6 which is materially injurious to Parent, the Company or its subsidiaries.

6.   NONPUBLIC INFORMATION.

     (a) Officer hereby acknowledges that, in connection with his employment with the Company, he has received, and will continue to receive, various information regarding the Company and its business, operations and affairs. All such information, whether written, oral or in electronic format, to the extent not publicly available other than as a result of a disclosure by Officer in violation of this Agreement, is referred to herein as the "Nonpublic Information."

     (b) Officer hereby agrees that, from and after the date hereof and continuing for all periods of time following a Termination of Employment, he will keep all Nonpublic Information confidential and will not, without the prior written consent of the Board, disclose any Nonpublic Information in any manner whatsoever or use any Nonpublic Information other

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than in connection with the performance of his services to the Company hereunder; provided, however, that the provisions of this subsection shall not prevent Officer from (1) disclosing any Nonpublic Information to any other employee of the Company or to any representative or agent of the Company (such as an independent accountant, engineer, attorney or financial advisor) when such disclosure is reasonably necessary or appropriate (in Officer's judgment) in connection with the performance by Officer of his duties and responsibilities hereunder, or (2) disclosing any Nonpublic Information as required by applicable law, rule, regulation or legal process (but only after compliance with the provisions of subsection (c) of this Section).

     (c) If Officer is requested pursuant to, or required by, applicable law, rule, regulation or legal process to disclose any Nonpublic Information, Officer will notify Parent promptly so that the Company may seek a protective order or other appropriate remedy or, in the Company's sole discretion, waive compliance with the terms of this Section, and Officer will fully cooperate in any attempt by the Company to obtain any such protective order or other remedy. If the protective order or other remedy is obtained, or the Company waives compliance with the terms of this Section, Officer will furnish or disclose only that portion of the Nonpublic Information as is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Nonpublic Information so disclosed.

7.   MISCELLANEOUS PROVISIONS.

     (a) AMENDMENT AND WAIVERS. Except as hereinafter provided, no provision of this Agreement may be amended or otherwise modified, and no right of any party to this Agreement may be waived, unless such amendment, modification or waiver is agreed to in a written instrument signed by Officer and Parent (and any dated and signed Schedule A, as described in subsection (o) of this Section, shall constitute such an instrument). No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     (b)  ASSIGNMENT.

          (1) Except pursuant to an assumption by a successor described in subsection (c) of this Section, the rights and obligations of the Company pursuant to this Agreement may not be assigned, in whole or in part, by the Company to any other person or entity without the express written consent of Officer.

          (2) The rights and obligations of Officer pursuant to this Agreement may not be assigned, in whole or in part, by Officer to any other person or entity.

     (c) ASSUMPTION BY SUCCESSOR OF PARENT. Parent shall require any successor (whether direct or indirect) to all or substantially all of the business or assets of Parent (whether by purchase of securities, merger, consolidation, sale of assets or otherwise), by a written agreement in form and substance satisfactory to Officer in his reasonable discretion, expressly to assume and agree to perform the obligations to be performed by Parent or the Company under this Agreement in the same manner and to the same extent that Parent or the Company would be required to perform if no such succession had taken place.

     (d) BREACH NOT A DEFENSE. The representations and covenants on the part of Officer contained in Section 6 shall be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Officer against the Company or any officer, director, stockholder or representative of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants on the part of Officer contained in Section 6.

     (e) COMPLETE AGREEMENT. This Agreement, together with all Schedules attached hereto or releases executed in connection herewith, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, letters of intent, understandings, negotiations and discussions of the parties, whether oral or written.

     (f) CONSTRUCTION. The captions of the Sections, subsections and paragraphs of this Agreement have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Agreement. Unless otherwise specified, references in this Agreement to a "Section," "subsection," "paragraph," "subparagraph" or "Schedule" are considered references to the appropriate Section, subsection, paragraph, subparagraph or Schedule, respectively, of this Agreement. Unless the context otherwise requires, all words used in this Agreement in any gender include the masculine, feminine and neuter gender, all singular words include the plural and all plural words include the singular. As used in this Agreement, the term "including" means "including, but not limited to."

     (g) COUNTERPART FACSIMILE EXECUTION. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document. At the request of any party, any facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section.

     (h) COUNTERPARTS. This Agreement may be executed by the parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

     (i) EQUITABLE RELIEF AVAILABLE. Officer acknowledges that remedies at law may be inadequate to protect the Company against any actual or threatened breach of the provisions of Section 6 by Officer. Accordingly, without prejudice to any other rights or remedies otherwise available to the Company, Officer agrees that the Company shall have the right to equitable and injunctive relief to prevent any breach of the provisions of Section 6, as well as to such damages or other relief as may be available to the Company by reason of any such breach as does occur.

     (j) EXECUTION BY PARENT. The execution of this Agreement by Parent shall constitute an acceptance of, and an agreement to be bound by, the terms and provisions of this Agreement by Parent and each of its direct and indirect wholly-owned subsidiaries, and Parent hereby agrees to cause each of its direct and indirect wholly-owned subsidiaries, now and in the future, to fully comply with all obligations applicable to the Company pursuant to the terms of this Agreement.

     (k) GOVERNING LAW. THIS AGREEMENT IS BEING MADE AND EXECUTED IN, AND IS INTENDED TO BE PERFORMED IN, THE STATE OF ILLINOIS AND SHALL BE GOVERNED, CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF ILLINOIS.

     (l) INTEREST. Until paid, all past due amounts required to be paid by the Company to Officer under any provision of this Agreement shall bear interest at the highest non-usurious rate permitted by applicable federal, state or local law.

     (m) LEGAL FEES. All legal and other expenses incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such costs and expenses. In the event any party brings a suit or other proceeding to construe or enforce the terms hereof, or raises this Agreement as a defense in a suit or proceeding brought by another party, the prevailing party is entitled to recover its attorneys' fees and expenses.

     (n) NO MITIGATION. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Officer as the result of employment by another employer after the date of any Termination of Employment or otherwise.

     (o) NOTICES. Any notice or other communication called for by the terms of this Agreement shall be in writing and either delivered personally or by registered or certified mail (postage prepaid and return receipt requested) or by overnight courier delivery and shall be deemed given when received at the following addresses (or at such other address for a party as shall be specified by like notice):

          (1)  IF TO PARENT OR THE COMPANY:
               Boss Holdings, Inc.
               221 West First Street
               Kewanee, Illinois 61443
               Attention: President

               WITH A COPY TO:
               Boss Holdings, Inc.
               2325 Palos Verdes Drive West, Suite 211
               Palos Verdes Estates, CA 90274
               Attention: G. Louis Graziadio, III

          (2) If to Officer, the home address of Officer set forth below Officer's signature on the signature page of this Agreement.

     (p) SCHEDULE A. Schedule A may be amended or replaced at any time and from time to time to reflect a change in the Base Salary; provided, however, that no amendment or replacement of Schedule A shall be effective unless it contains a date and bears a signature of approval on behalf of Parent; and provided further, however, that if at any time two or more dated and signed copies of Schedule A conflict with each other, the later dated of such copies shall control.

     (q) SUCCESSORS. This Agreement shall be binding on, and shall inure to the benefit of, the Company, Officer and their respective successors, permitted assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable.

     (r) VALIDITY AND SEVERABILITY. If any term or provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, (1) such term or provision shall be fully severable, (2) this Agreement shall be construed and enforced as if such term or provision had never comprised a part of this Agreement, and (3) the remaining terms and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable term or provision, there shall be added automatically as a part of this Agreement, a term or provision as similar to such illegal, invalid or unenforceable term or provision as may be possible and be legal, valid and enforceable.

                            [Signatures on next page]

     IN WITNESS WHEREOF, the parties have executed this Executive Severance Agreement effective as of the date first written above.

     BOSS HOLDINGS, INC.

     By:    /s/ G. Louis Graziadio III
        ------------------------------------------------
                G. Louis Graziadio, III, President & CEO

     OFFICER:

            /s/ J. Bruce Lancaster
     --------------------------------------------------------
            J. Bruce Lancaster

     Officer's Home Address:

     ---------------------------------------------------

     ---------------------------------------------------

     ---------------------------------------------------

                   SCHEDULE A TO EXECUTIVE SEVERANCE AGREEMENT

                              OFFICER'S BASE SALARY

Amount of Annual Base Salary:     $150,000

Effective Date:                   July 16, 2001

                   SCHEDULE B TO EXECUTIVE SEVERANCE AGREEMENT

                  TERMS OF GENERAL RELEASE AGREEMENT BY OFFICER

                            GENERAL RELEASE AGREEMENT

     This General Release Agreement ("Agreement") is made and entered into by and between J. Bruce Lancaster ("Officer") and Boss Holdings, Inc. (collectively, with its direct and indirect subsidiaries, "Company").

     WHEREAS, Officer's employment with the Company ended on______________; 200__ and

     WHEREAS Officer and the Company wish to commemorate the agreement between them related to Officer's separation from employment and to resolve all other matters between and among them related to the employment of Officer and his separation from employment;

     NOW THEREFORE, for and in consideration of the covenants and understandings set forth herein, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

     1. TERMINATION OF EMPLOYMENT. Officer has terminated his employment with the Company effective_____________, 200__. Company shall be obligated to pay to Officer those amounts specified in Paragraph [5(d)(2) OR 5(e)(1)] of that certain Executive Severance Agreement dated_____________, 2001 between Boss Holdings, Inc. and Officer ("Severance Agreement"). The terms and provisions of the Severance Agreement are incorporated herein by this reference.

     2. HEALTH CARE. For a period of ___ months, Officer may continue as a participant in the group health insurance plan provided regularly to employees of the Company ("Group Health Plan") and Company will pay the costs associated with such coverage.

     3. COBRA. At the conclusion of the ___ month period mentioned in Section 2 above, or Officer's termination of participation in the Group Health Plan (characterized collectively hereinafter as the "Qualifying Event"), Officer may continue participation in the Group Health Plan, at Officer's option and at Officer's expense, for a period not to exceed eighteen (18) months from the date of the Qualifying Event.

     4. FULL SETTLEMENT AMOUNT. The aforementioned payments and benefits specifically identified in Paragraphs 1, 2 and 3 (collectively, the "Company Payments") constitute the full and entire amount of payment and benefits by the Company that may be due under this Agreement or the Severance Agreement and includes any and all amounts that are, or may be, owed to Officer by the Company, including, but not limited to, severance payments, wages, and all other benefits, if any. Officer understands and agrees that, except as specifically provided in Paragraphs 1, 2, and 3, Officer shall be entitled to no further payment or benefits from the Company. [COMPANY AND OFFICER ACKNOWLEDGE THAT THEY ARE PARTIES TO SEPARATE NON-STATUTORY STOCK OPTION AGREEMENTS CONCERNING OPTIONS TO ACQUIRE UP TO___________ SHARES OF THE COMPANY'S COMMON STOCK WHICH REMAIN IN FULL FORCE AND EFFECT].

     5.   NON-COMPETITION AND NON-DISCLOSURE RESTRICTIONS.

          (a) Officer understands and agrees that he has obtained Confidential Information (including, but not limited to, information not generally known regarding Company's sales and financial information, customer and marketing information, personnel information, strategic planning and related information, non-public methods of doing business, and trade secrets and other non-public information regarding manufacturing processes and methods) which Officer and Company agree is protected information. Officer agrees not to disclose, at any time except in furtherance of work for the Company, any of the aforementioned Confidential Information.

          (b) Officer and Company further agree that for a period of twenty-four (24) months following the date of this Agreement ("Non-Competition Period"), Officer will not, directly or indirectly, either on Officer's account or in the service of or for any other(s), as an officer, director, stockholder, independent contractor, owner, partner, employee, promoter, consultant, manager, or otherwise, participate in the promotion, financing, ownership, operation or management of, or assist in or carry on through a proprietorship, corporation, partnership or other form of business entity or otherwise, any business activity which is directly or indirectly competitive with any services or products offered by, or any business activities pursued by, the Company within the existing Marketing Area of the Company. The parties agree that the Marketing Area includes any state or country where Company has a customer or has marketed its services or products during the term of Officer's employment.

          (c) Officer further agrees that during the Non-Competition Period, Officer will not, directly or indirectly, in any capacity whatsoever, solicit or accept any business from any account or customer of Company nor will Officer, directly or indirectly, solicit or otherwise contact employees of Company regarding leaving the employ of the Company nor will Officer employ or manage any person who leaves the employ of Company after the execution of this Agreement without obtaining written approval from the then Chief Executive Officer of the Company.

          (d) It is the intent of the parties to restrain the action of Officer only to the extent necessary for the protection of the legitimate business interests of the Company. Officer specifically covenants and agrees that should any of the provisions set forth in this Paragraph 5, under any set of circumstances, be deemed too broad for that purpose, said provision shall nonetheless be valid and enforceable to the extent provided by law and necessary for such protection.

          (e) Officer further agrees that any violation by Officer of this Paragraph 5 will cause irreparable damage to Company in an exact amount which is impossible to ascertain, and for that reason Officer further agrees that Company shall be entitled, as a matter of right, to an injunction from any court of competent jurisdiction, restraining any further violation of the covenant by Officer and/or others with whom Officer is associated, either directly or indirectly; such right to an injunction, however, is cumulative and in addition to whatever remedies Company may have under applicable law and/or this Agreement.

          (f) Officer agrees that violation of this Paragraph 5 will entitle Company to an award of its reasonable attorney's fees and costs incurred protecting the rights and interests of the Company related to such violation. The Company agrees that in the event it is finally determined by a court that the Company is not entitled to any relief under Paragraph 5, the Company will pay Officer's costs, including reasonable attorney's fees, incurred by Officer in defending such action. Officer further agrees that in the event it is finally determined by a Court that Officer has violated this Agreement, Officer shall forfeit all unexercised Company stock options (or the proceeds thereof) held by Officer as of the time of the contractual violation.

     6. NON-DISPARAGEMENT. Officer agrees that he will in no way disparage the Company or its respective current or former officers, directors and/or employees. Officer further agrees that he will not make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of the Company or the aforementioned persons or entities.

     7. CONFIDENTIALITY OF AGREEMENT. Officer agrees to advise the Company of any attempt to compel testimony regarding the terms and conditions of this Agreement, the underlying facts and circumstances of this Agreement, or any payments or other actions taken by the Company pursuant to this Agreement as soon as practicable, and in any event prior to so testifying, so as to allow challenge to compelling said testimony. Officer agrees that if anyone except Officer's attorneys or professional tax advisors makes any inquiries concerning the terms and conditions of this Agreement, the underlying facts and circumstances giving rise to this Agreement, or any payments or other actions taken by the Company pursuant to this Agreement, he will respond only that "the matter was amicably resolved." This provision and Agreement are entered into by the Company based upon the material express representations of Officer that no publication or public presentation of the facts or circumstances surrounding Officer's termination of employment is planned or pending as a result of disclosure by Officer, his attorney (if any), physicians, counselors, associates, personal friends, or family members. For purposes of this Agreement, "Disclosure" shall mean any communication, including, but not limited to, conversations, interviews, speeches, articles, writings, or notes.

     8. RELEASE. For and in consideration of the covenants, terms and conditions set forth in this Agreement, Officer, for himself and his heirs, agrees to and does hereby waive, covenant not to sue, releases, and forever discharges the Company, and each and every one of Company's agents, officers, executives, employees, successors, predecessors, attorneys, trustees, directors, and assigns (hereafter in this Paragraph 8, all of the foregoing shall be included in the term "Company"), from and with respect to all claims, charges, demands, damages, causes of action, debts, liabilities, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, arising prior to the date this Agreement becomes effective and including, but not limited to, those in any way related to Officer's employment and/or termination of employment. This release expressly includes, but is not limited to, any claim or cause of action arising out of tort, contract, equity, implied covenant, invasion of privacy, defamation, personal injury, wrongful discharge, emotional distress, discrimination (whether based on race, sex, age, color, national origin, religion, disability, or any other class protected by law), harassment, retaliation, claims for workers' compensation benefits, claims for unpaid wages, any claim under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 ET SEQ., 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e ET SEQ., the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Americans With Disabilities Act, 42 U.S.C. Section 12101, ET SEQ., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001, ET SEQ., the Family Medical Leave Act, 29 U.S.C. Section 2601 ET SEQ., the Illinois Human Rights Act, 775 ILCS 5/1 ET SEQ., any claim under the Fair Labor Standards Act of 1938, 29 U.S.C. Section 201 ET SEQ., any claim under common law, and any claim under any federal, state or local statute, regulation, constitution, order or executive order. This release also expressly includes, but is not limited to, any claim for attorneys' fees or costs. Officer affirms that he has made no charge, claim, complaint or action against Company in any government agency or court and that no such matter is pending. Company and Officer agree that Officer is not waiving any rights to indemnification, if any, that he may have from the Company for prior acts or omissions during and within the course of his employment by Company.

     9. KNOWING AND VOLUNTARY WAIVER. OFFICER HEREBY ACKNOWLEDGES THAT HE IS ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND UNDERSTANDS THAT HE IS WAIVING VALUABLE RIGHTS TO WHICH HE MAY OTHERWISE BE ENTITLED. OFFICER HEREBY ACKNOWLEDGES THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY REGARDING THIS AGREEMENT. OFFICER FURTHER ACKNOWLEDGES THAT HE CAN TAKE UP TO TWENTY-ONE (21) CALENDAR DAYS TO EXECUTE THIS AGREEMENT AND FULLY UNDERSTANDS THE EFFECT OF SIGNING THIS DOCUMENT. OFFICER ACKNOWLEDGES THAT HE WILL HAVE SEVEN (7) DAYS AFTER EXECUTING THIS AGREEMENT IN WHICH TO RESCIND IT AND THAT THE AGREEMENT WILL NOT BECOME EFFECTIVE (AND THAT HE IS ENTITLED TO NO COMPENSATION OR OTHER BENEFITS UNDER THE AGREEMENT) UNTIL EIGHT (8) DAYS AFTER ITS EXECUTION. OFFICER ACKNOWLEDGES THAT A SIGNIFICANT PART OF THE PAYMENTS AND OTHER BENEFITS PROVIDED IN THIS AGREEMENT ARE CONSIDERATION FOR WAIVING ANY CLAIM OF AGE DISCRIMINATION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, 29 U.S.C. SECTION 621 ET SEQ.

     10. COOPERATION. Officer agrees to cooperate in a reasonable manner with representatives of the Company, including counsel, in legal matters for three years following the execution of this Agreement. Officer agrees to make himself available upon reasonable prior notice from Company, or its attorneys, to meet with and consult with representatives and/or counsel and to be interviewed by same, to provide documents, to be deposed, to testify at a hearing or trial or to accede to any other reasonable request by Company in connection with any threatened legal claim or any lawsuit either currently pending against Company or any such lawsuit filed after Officer's separation. The Company hereby agrees to pay Officer's reasonable and necessary expenses incurred by Officer in complying with the request for cooperation from the Company. In the event that Company determines that it is necessary to retain counsel to represent Officer, Company will pay the reasonable attorney's fees associated with such representation.

     11. INJUNCTIVE RELIEF. In the event of a breach or threatened breach of any of Officer's duties and obligations under this Agreement, Company shall be entitled, in addition to any other legal or equitable remedies Company may have in connection therewith (including any right to damages that Company may suffer), to a temporary, preliminary and/or permanent injunction restraining such breach or threatened breach. Officer agrees that he will pay the reasonable attorney's fees, costs and expert fees, as they are incurred by the Company, in the event of a breach or threatened breach of this Agreement.

     12. INVALIDITY OF PROVISIONS. In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

     13. GOVERNING LAW. This Agreement shall be construed and governed by the laws of the State of Illinois.

     14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of any successors or assigns of Company. Officer's rights under this Agreement shall not be assignable nor shall Officer's obligations be delegable.

     15. NO WAIVER. Any delay or failure by the Company to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

     16. ENTIRE AGREEMENT. This writing contains the whole and entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements, representations and understandings. There are no other representations, promises or covenants.

     17. AMENDMENTS. No amendments or variations of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties thereto.

     18. MISCELLANEOUS. Separate copies of the document shall constitute original documents which may be signed separately but which together will constitute one single agreement.

                            [Signatures on next page]

     IN WITNESS WHEREOF, the undersigned have executed this General Release Agreement.

     I HAVE READ THIS GENERAL RELEASE AGREEMENT, UNDERSTANDING ALL ITS TERMS, AND SIGN IT AS MY FREE ACT AND DEED.

Date:_________________________
                                         -----------------------------------
                                             J. Bruce Lancaster

     Subscribed and sworn to before me, a Notary Public, this ________ day of ____________, 2000__.

                                         -----------------------------------
                                             Notary Public

My Commission Expires:

     THE UNDERSIGNED HAS READ THIS GENERAL RELEASE AGREEMENT, UNDERSTANDING ALL ITS TERMS, AND SIGNS IT ON BEHALF OF COMPANY AS THE FREE ACT AND DEED OF COMPANY WITH FULL AUTHORITY TO EXECUTE THIS DOCUMENT ON BEHALF OF COMPANY.

                                         BOSS HOLDINGS, INC.

Date:_________________________           By:
                                            ------------------------------------
                                              Print Name:
                                                         -----------------------
                                              Title:
                                                    ----------------------------

     Subscribed and sworn to before me, a Notary Public, this _________ day of __________, 200___.

                                         -----------------------------------
                                             Notary Public

My Commission Expires: